Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of NightDragon Acquisition Corp. (the “Company”) on Form S-1 of our report dated January 6, 2021, except for Note 8, as to which the date is February 9, 2021, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the financial statements of NightDragon Acquisition Corp. as of December 14, 2020 and for the period from December 8, 2020 (inception) through December 14, 2020, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum LLP

Marcum LLP

Tampa, FL

February 9, 2021